Exhibit 10.3

THIRD AMENDMENT TO LEASE

(Pointe O'Hare)

THIS THIRD AMENDMENT TO LEASE ("Third Amendment") is made and entered into as of the 12th day of October, 2011, by and between LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership ("Landlord") and COLE TAYLOR BANK, an Illinois banking corporation ("Tenant").

r e c i t a l s :

A. ORIX O'HARE II, INC., an Illinois corporation ("Original Landlord") and Tenant entered into that certain Office Lease dated as of March 5th, 2003 (the "Original Lease") as amended by that certain First Amendment to Pointe O'Hare Lease dated as of May, 2003, by and between Original Landlord and Tenant ("First Amendment"), and further amended by that certain Second Amendment to Pointe O'Hare Lease dated as of October 7th, 2005, by and between Original Landlord and Tenant ("Second Amendment"), whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord certain office space located in that certain building located and addressed at 9550 West Higgins Road, Rosemont, Illinois (the "Building"). The Original Lease, as amended by the First Amendment and Second Amendment, may be referred to herein as the "Lease." Landlord is the successor-in-interest to Original Landlord.

B. By this Third Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

a g r e e m e n t :

    The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space constituting all of the fifth (5th), sixth (6th), seventh (7th) and eighth (8th) floors of the Building, and a portion of the first (1st) and ninth (9th) floors of the Building (collectively, the "Premises"), as outlined on Exhibit "A" to the Original Lease, Exhibit "C" to the First Amendment and Exhibit "A" to the Second Amendment. Since the date of the Second Amendment, Landlord has remeasured the Premises in accordance with the rentable area and usable area standards set forth in ANSI Z65.1-1996 and accompanying guidelines, as promulgated by the Building Owners and Managers Association (the "Remeasurement"). Pursuant to the Remeasurement, Landlord and Tenant stipulate that effective as of the New Commencement Date (as defined in Section 2 below) the Premises shall consist of 114,762 rentable square feet and the Building shall consist of 270,512 rentable square feet. Consequently, effective as of the New Commencement Date, Tenant's Proportionate Share shall be adjusted to 42.42%.

    Extended Term. The Expiration Date shall be extended such that the Lease shall terminate on September 30, 2019 ("New Termination Date"). The period from September 1, 2014 ("New Commencement Date"), through the New Termination Date, shall be referred to herein as the "Extended Term." Tenant shall continue to have the right to further extend the Extended Term for two (2) additional five (5) year periods in accordance with, and subject to, the terms and provisions of Article 34 of the Original Lease.

    Monthly Base Rent. Notwithstanding anything to the contrary in the Lease, during the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3 and subject to abatement pursuant to Section 4 below, Monthly Base Rent for the Premises as follows:

Period	Monthly Base Rent	Annual Base Rent Per Rentable Square Foot
9/1/14 - 8/31/15*	$169,752.13	$17.75
9/1/15 - 8/31/16*	$174,533.88	$18.25
9/1/16 - 8/31/17*	$179,315.63	$18.75
9/1/17 - 8/31/18*	$184,097.38	$19.25
9/1/18 - 8/31/19*	$188,879.13	$19.75
9/1/19 - 9/30/19	$193,660.88	$20.25
*Subject to abatement as provided in Section 4 below.

  Rental Abatement. Notwithstanding anything to the contrary contained in the Lease (as amended), and provided that Tenant faithfully performs all of the terms and conditions of the Lease (as amended), Landlord hereby agrees to abate Tenant's obligation to pay Monthly Base Rent and all Rent Adjustments for the following full calendar months of the Extended Term: September 2014, October 2014, November 2014, December 2014, October 2015, November 2015, October 2016, November 2016, October 2017, November 2017, October 2018 and November 2018 (each, an "Abatement Period").

  Refurbishment of the Premises. Tenant shall be entitled to renovate the tenant improvements in the Premises in accordance with this Section 5. In connection therewith, Tenant shall be entitled to a tenant refurbishment allowance (the "Refurbishment Allowance") in an amount of $573,810.00 (based on $5.00 per rentable square foot of the Premises) for the costs relating to the design and construction of renovations to the then-existing tenant improvements in the Premises that are to be permanently affixed to the Premises (the "Refurbished Improvements") and for the other Refurbishment Allowance Items described below. In no event shall Landlord be obligated to make disbursements under this Section 5 in a total amount which exceeds the Refurbishment Allowance.

  5.1 Refurbishment Allowance Items. The Refurbishment Allowance shall be disbursed by Landlord following completion of the Refurbished Improvements for the following items and costs only (collectively the "Refurbishment Allowance Items"):

  (A) Payment of the fees of the architect and engineer(s) retained by Tenant (if any), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the review of the plans and specifications prepared for the Refurbished Improvements ("Refurbishment Drawings");

  (B) The payment of plan check, permit and license fees relating to construction of the Refurbished Improvements;

  (C) The cost of construction of the Refurbished Improvements, including, without limitation, testing and inspection costs, trash removal costs, and contractors' fees and general conditions;

  (D) Labor, parts and miscellaneous expenses to disassemble and reassemble demountable furniture systems, conference tables, filing cabinets and other similar items within the Premises;

  (E) Cost of purchase and installation of cabling and phone equipment; and

  (F) Taxes and fees associated with the Refurbishment Allowance Items.

  5.2 Disbursement of Refurbishment Allowance. Provided that Tenant is not in Default under the Lease, as amended herein, upon completion of the Refurbished Improvements (but not earlier than September 1, 2014), Landlord shall make a disbursement of the Refurbishment Allowance for Refurbishment Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

  (A) Disbursement. Tenant shall deliver to Landlord: (i) a request for payment of Tenant's general contractor ("Contractor"), which Contractor shall be retained by Tenant and shall be subject to Landlord's reasonable prior written approval, and which request shall be approved by Tenant, in a form to be provided by Landlord; (ii) invoices from all subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the Refurbished Improvements (such subcontractors, laborers, materialmen and suppliers, and the Contractor may be known collectively as "Tenant's Agents"), for labor rendered and materials delivered to the Premises for the Refurbished Improvements; (iii) executed unconditional mechanics' lien releases from all of Tenant's Agents which shall comply with the appropriate provisions of Illinois law; and (iv) all other information reasonably requested by Landlord. Within thirty (30) days after Landlord's receipt of all of the foregoing items, but not earlier than September 1, 2014, Landlord shall deliver a check made payable to Tenant in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the Refurbishment Allowance), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Refurbishment Drawings, or due to any substandard work. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

  (B) Application to Monthly Base Rent. Tenant may elect, by written notice ("Rent Application Notice") to Landlord on or before September 1, 2014, to apply all or any portion of the Refurbishment Allowance to Monthly Base Rent for the Premises. If Landlord timely receives a Rent Application Notice, the amount of the Refurbishment Allowance which Tenant elects to apply to the Monthly Base Rent shall be applied in equal monthly increments over the sixty (60) month period of the Extended Term (with application credited at such time as Tenant makes its payment of Monthly Base Rent), provided Tenant is not in Default under the Lease (as amended) at the time the monthly increment of the Refurbishment Allowance is to be applied. Within fifteen (15) days after Landlord timely receives a Rent Application Notice, Landlord shall give notice to Tenant acknowledging receipt of the Rent Application Notice.

  (C) Other Terms. Except as provided in Section 5.2(B) above, Landlord shall only be obligated to make disbursements from the Refurbishment Allowance to the extent costs are incurred by Tenant for Refurbishment Allowance Items. In no event shall Tenant be entitled to any credit for any unused portion of the Refurbishment Allowance. All drafts of the Refurbishment Drawings shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed. In addition, all of Tenant's Agents shall be subject to Landlord's prior written approval (which approval shall not be unreasonably withheld), except that subcontractors of Landlord's selection shall be retained by the Contractor to perform all lifesafety, mechanical, electrical, plumbing, structural and heating, ventilation and air conditioning work. The terms and conditions of Article 12 of the Original Lease shall otherwise apply to the Refurbished Improvements and Tenant's construction thereof.

  5.3 No Rent Abatement. Tenant acknowledges that the work to be performed by Tenant pursuant to this Section 5 above shall be performed during the existing Term and/or the Extended Term, that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent, nor shall Tenant be deemed to be constructively evicted from the Premises, as a result of the construction of such renovations.

  Right of First Offer. Landlord hereby grants to Tenant a right of first offer ("First Offer Right") with respect to that space on the first (1st) floor of the Project consisting of approximately 2,868 rentable square feet, as outlined on Exhibit "A" attached hereto and made a part hereof ("First Offer Space"). Notwithstanding the foregoing, such First Offer Right shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Offer Space, including any renewal or extension of such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease.

      Procedure for Offer. Landlord shall notify Tenant (the "First Offer Notice") from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties. The First Offer Notice shall set forth Landlord's proposed material economic terms and conditions applicable to Tenant's lease of such space (collectively, the "Economic Terms"), including the proposed term of lease and the proposed rent payable for the First Offer Space and shall specifically refer to Section 6.1 of this Third Amendment. Notwithstanding the foregoing, Landlord's obligation to deliver the First Offer Notice shall not apply during the last twelve (12) months of the Extended Term or any Option Period unless Tenant has timely exercised an upcoming extension Option.

      Procedure for Acceptance. If Tenant wishes to exercise Tenant's First Offer Right, then within five (5) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant's exercise of its First Offer Right with respect to the entire First Offer Space, and the Economic Terms shall be as set forth in the First Offer Notice. If Tenant does not unconditionally exercise its right of first offer within the five (5) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's right of first offer shall terminate as to the First Offer Space described in the First Offer Notice; provided, however, that if Landlord intends to enter into a lease upon Economic Terms which are more than ten percent (10%) more favorable to a third (3rd) party tenant than those Economic Terms proposed by Landlord in the First Offer Notice (blending all concessions on a straight-line basis over the applicable lease terms), Landlord shall first deliver written notice to Tenant ("Second Chance Notice") providing Tenant with the opportunity to lease the First Offer Space on such more favorable Economic Terms. Tenant's failure to elect to lease the First Offer Space upon such more favorable Economic Terms by written notice to Landlord within three (3) business days after Tenant's receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant's election not to lease such space upon such more favorable Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice. If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 6.2 above, Tenant shall have no further right to lease such First Offer Space. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

      Lease of First Offer Space. If Tenant timely and properly exercises Tenant's First Offer Right as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to the Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Section 6.

      No Defaults. The rights contained in this Section 6 shall be personal to Cole Taylor Bank, an Illinois banking corporation (the "Original Tenant"), and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in the Lease, as amended) if the Original Tenant occupies the entire Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Offer Space as provided in this Section 6 if, as of the date of the First Offer Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease (as amended).

  Deli Subsidy. Notwithstanding anything in the Lease (as amended) to the contrary, commencing as of January 1, 2012, the amount paid by Landlord to subsidize the deli operation located in the Building ("Deli Subsidy") shall be included in Expenses; provided, however the total Deli Subsidy for the calendar year 2012 shall not exceed Twenty Eight Thousand Eight Hundred and No/100 Dollars ($28,800.00), and the maximum Deli Subsidy includable in Expenses shall increase thereafter by three percent (3%) per year.

  Property Manager. Notwithstanding anything in the Lease (as amended) to the contrary, the property manager for the Building ("Property Manager") may be located either on-site at the Building or off-site at another location. Upon the off-site relocation of the Property Manager, Expenses shall then include costs associated with property management, including the cost of an offsite senior property manager ("Senior Manager"). However, if Landlord moves the on-site Property Manager and/or management office to an off-site location, Landlord will provide off-site property management coverage for the Building and an engineer shall be stationed on-site during normal business hours. In such case, in no event will the combined cost of the off-site senior property manager and off site Property Manager and any other related allocations exceed the cost of a single on-site Property Manager (with reference to market competitive salaries and benefits) that would service the Building. Any cost allocation of a Senior Manager to the Building will be based on the Building's proportionate share of the total rentable square footage in the portfolio that is under management of the Senior Manager; provided that in no event shall more than ten percent (10%) of the Senior Manager's salary and benefits be allocated to the Building if management for the Building has moved off-site. Any cost allocation of an off-site Property Manager to the Building will be based on the Building's proportionate share of the total rentable square footage in the portfolio that is under such management of the off-site Property Manager. If property management services are moved off-site, the Property Manager must schedule site visits to the Building at least two (2) times per week and, at Tenant's request, shall schedule a personal meeting or phone call with Tenant on a monthly basis.

  Shuttle Service. As indicated in Section 30.23 of the Original Lease, Landlord shall, as an Expense, provide a shuttle service upon a schedule reasonably determined by Landlord to accommodate Tenants' employees and employees of other tenants of Parcel One to and from the River Road CTA Station to the Building. In addition, Landlord shall as an Expense, provide to Tenants' employees a reasonable, on demand, shuttle service to O'Hare Airport. However, the shuttle service schedule included in Exhibit L to the Original Lease shall no longer apply and the shuttle service schedule attached hereto as Exhibit "B" shall be substituted.

  Cap Amounts and Savings Adjustments. For purposes of determining amounts payable by Tenant under Article 4 of the Original Lease during the Extended Term, all references therein to the "First Option Period" shall mean and refer to the Extended Term under this Third Amendment.

  Monument Signage.

      Exclusive Monument Sign. Subject to this Section 11.1, Tenant shall be entitled to install, at its sole cost and expense, a monument sign exclusive to Tenant at a location adjacent to the Building ("Monument Sign"). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Monument Sign (collectively, the "Signage Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Monument Sign and all Signage Specifications therefore shall be subject to Tenant's receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Building. Tenant hereby acknowledges that, notwithstanding Landlord's approval of the Monument Sign and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. The cost of installation of the Monument Sign, as well as all costs of design and construction of such Monument Sign and all other costs associated with such Monument Sign, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Monument Sign shall be personal to the Original Tenant and may not be transferred. Should the Monument Sign require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant for the cost of such work. Upon the expiration or earlier termination of the Lease (as amended), Tenant shall, at Landlord's election and at Tenant's sole cost and expense, cause the Monument Sign to be removed or cause Tenant's identification to be removed from the Monument Sign. If Tenant fails to so remove the Monument Sign or Tenant's identification as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of the Lease (as amended), then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of the Lease (as amended).

      Multi-Tenant Monument Sign. The parties acknowledge that, subject to Landlord's receipt of all governmental permits and approvals, Landlord agrees to install a new multi-tenant monument sign for the Building by June 30, 2012 (the "Multi-Tenant Monument Sign"). If Landlord erects the Multi-Tenant Monument Sign by June 30, 2012, then in lieu of erecting the exclusive Monument Sign under Section 11.1 above, by written notice to Landlord, Tenant shall have the option to install, at Tenant's sole cost, Tenant's faceplate covering approximately forty percent (40%) of the area devoted to tenant identification on the Multi-Tenant Monument sign. Tenant's faceplate area on the Multi-Tenant Monument Sign shall be for identifying Tenant's name and logo (the "Bank Faceplate"). In addition, Tenant shall be entitled to select the most senior or prominent position on the Multi-Tenant Monument Sign for the Bank Faceplate. Furthermore, if Landlord fails to erect the Multi-Tenant Monument Sign on or before June 30, 2012, then rather than install the Bank Faceplate, Tenant shall have the right to attach a sign as shown in Exhibit C attached hereto, identifying solely Tenant's name and its logo ("Tenant's Add-On Signage") to the existing multi-tenant monument sign for the Building ("Existing Sign"), subject to Tenant's receipt of all applicable governmental permits and approvals. The graphics, materials, size, color, design, lettering, lighting (if any), and other specifications of the Bank Faceplate or the Tenant's Add-On Signage (as applicable) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. Tenant shall be responsible for all costs associated with (a) attaching the Bank Faceplate to the Multi-Tenant Monument Sign or (b) attaching Tenant's Add-On Signage to the Existing Sign (as applicable), including, without limitation, permits, maintenance and repair. The rights to the Bank Faceplate or the Tenant's Add-On Signage (as applicable) shall be personal to the Original Tenant and may not be transferred and Tenant's right to install the Tenant's Add-On Signage shall remain in effect unless and until Landlord does erect the new Multi-Tenant Monument Sign. At any time after Landlord gives notice to Tenant that Landlord has obtained permits and is proceeding with the erection of the new Multi-Tenant Monument Sign or upon the expiration or earlier termination of the Lease (as amended), Tenant shall, at Tenant's sole cost and expense, cause the Bank Faceplate to be removed from the Multi-Tenant Monument Sign or the Tenant's Add-On Signage to be removed from the Existing Sign (as applicable). If Tenant fails to so remove the Bank Faceplate from the Multi-Tenant Monument Sign or the Tenant's Add-On Signage to be removed from the Existing Sign as provided in the immediately preceding sentence within thirty (30) days following the time period set forth therein, then Landlord may perform such work and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of the Lease (as amended). If Tenant does erect the Monument Sign as provided in Section 11.1 above, then Tenant shall not be entitled to any identification on the Multi-Tenant Monument Sign and Tenant may not erect the Tenant's Add-on Signage.

  Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Third Amendment, other than Jones Lang LaSalle as Tenant's broker and NAI Hiffman as Landlord's broker, each of whom shall be compensated by Landlord pursuant to a separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Third Amendment.

  Second Contraction Option. Section 35.02 of the Original Lease shall be deleted and shall be of no force or effect.

  Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Third Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

  Signing Authority. Concurrently with Tenant's execution of this Third Amendment, Tenant shall provide to Landlord reasonable evidence of the authority of the individuals executing this Third Amendment on behalf of Tenant.

  No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Third Amendment.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

"LANDLORD" LONG RIDGE OFFICE PORTFOLIO, L.P.,
a Delaware limited partnership

By: MF FUNDING, INC.,
a Delaware corporation
Its: General Partner

By: /s/ Joaquin de Monet

Its: Vice President

"TENANT" COLE TAYLOR BANK,
an Illinois banking corporation

By: /s/ Mark A. Hoppe

Print Name: Mark A. Hoppe

Title: President and CEO

The following Exhibits to the Third Amendment to Lease have been omitted. The Company agrees to supplementally furnish these Exhibits to the Securities and Exchange Commission upon request.

Exhibit A First Offer Space

Exhibit B Shuttle Schedule

Exhibit C Concept for Tenant's Add-On Signage